EXHIBIT 99.1

BJ’s Restaurants, Inc. Provides Business Update and Reports Fiscal 2020 First Quarter Results

HUNTINGTON BEACH, Calif., May 07, 2020 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today provided an update of certain business and financial metrics given the current COVID-19 environment and reported financial results for its 2020 first quarter ended Tuesday, March 31, 2020.

“I am extremely proud of the amazing dedication, creativity and grit of our team members as they continue building sales and taking care of our guests during these difficult times for our country,” commented Greg Trojan, BJ’s Chief Executive Officer. “As our country and the communities in which we operate slowly re-open, we are ensuring that we have gold standard safety and social distancing protocols in place to allow our guests to return to our restaurants and safely enjoy BJ’s food and beverages.

“Last week we re-opened the dining rooms in our Texas, Oklahoma and Tennessee locations on a limited capacity basis and this week opened additional dining rooms in Florida and Kansas. Guests are now being served in dining rooms in more than a quarter of our 205 open restaurants. We are encouraged by early dine-in sales trends, as well as the continued elevated off-premise sales levels at our recently opened locations. As more BJ’s dining rooms begin to re-open with limited capacity, we believe that our large restaurants and flexible seating layouts provide us a strong advantage to take care of our guests’ needs and grow sales as we transition back to more regular operations.”

Current Trends and Business Update

  Comparable restaurant sales are down by 67.6% for the week ending May 5, 2020, which is a 1,410 bps improvement since the week ending March 24, 2020, when sales declines peaked at 81.7%. This recent improvement has been driven by growth in the Company’s off-premise sales from both take-out and delivery channels and more recently the re-opening of certain dining rooms. For the week ending May 5, 2020, off-premise sales continued to grow, improving to $31,688, or 4% over the prior week, even with dining rooms beginning to re-open. Recent sales on a weekly basis through May 5, 2020 were as follows:
	Week Ended
	3/17/2020	3/24/2020	3/31/2020	4/7/2020	4/14/2020	4/21/2020	4/28/2020	5/5/2020
Comparable Restaurant Sales	-34.3%	-81.7%	-81.0%	-77.5%	-74.8%	-70.9%	-72.9%	-67.6%
Weekly Sales Average	$78,361	$21,343	$21,563	$24,667	$27,981	$31,716	$30,582	$34,921
Change from Prior Week	-30.3%	-72.8%	1.0%	14.4%	13.4%	13.3%	-3.6%	14.2%
  Our ongoing focus on growing off-premise sales, including our recent enhancements to our mobile app and online ordering platform, as well as the expansion of our large party menu and third party delivery partnerships, has enabled us to seamlessly transition to higher off-premise volumes during this pandemic. Higher off-premise volumes are driven by both traffic and check growth resulting from more items per order and growth in certain menu items, such as our Family Feast offerings that feed 4 to 6 guests, our $6 take-home entrees and our to-go beverage sales that include BJ’s award winning craft beer in six packs and growlers, bottles of wine and 32 oz. margaritas.

  Certain states where we operate restaurants have recently allowed dining rooms to re-open, including Texas, Florida, Oklahoma, Kansas and Tennessee. As of today 55 locations, or 27%, of our 205 restaurants currently operating, are now serving guests in dining rooms in a limited capacity. Additionally, our six restaurants in Indiana, six restaurants in Arizona and two restaurants in Arkansas are scheduled to re-open their dining rooms, also in a limited capacity, next week.

  The Company closed its previously announced $70 million common stock sale to Act III Holdings, LLC, and funds and accounts advised by T. Rowe Price Associates, Inc. on May 5, 2020, and currently has $134 million of cash and cash equivalents on hand.

As previously announced, the Company drew down the remaining available balance on its revolving credit facility to increase liquidity and enhance financial flexibility given the uncertain market conditions as a result of the COVID-19 pandemic. The Company is in compliance with its financial covenants for the first quarter of 2020. Additionally, the Company amended its credit agreement effective April 30, 2020, to modify certain financial covenants. The amended credit agreement is secured by the Company’s assets and suspends the testing of the lease adjusted leverage ratio and the fixed charge coverage ratio until the fourth fiscal quarter ending December 29, 2020, at which time a modified lease adjusted leverage ratio and fixed charge ratio tests will resume. Additionally, through December 29, 2020, a monthly liquidity balance must be maintained, including cash and cash equivalents and availability under the line of credit.

First Quarter 2020 Highlights Compared to First Quarter 2019

  Total revenues decreased 12.4% to $254.6 million
  Total restaurant operating weeks increased approximately 3.2%
  Comparable restaurant sales declined 15.5%
  -- Prior to the COVID-19 pandemic and for the first eight weeks of the quarter, revenues and expenses were in line with management’s expectations as comparable restaurant sales increased by 1.5%
  -- Comparable restaurant sales for the last five weeks of the quarter declined by 40.4%
  Net loss of $4.3 million, inclusive of a pretax impairment charge of $2.3 million, compared to net income of $12.9 million
  Diluted net loss per share of $0.22, inclusive of an impairment charge of $0.12 per share, compared to diluted net income per share of $0.60

In the first quarter of fiscal 2020, BJ’s opened its first restaurant in the state of Massachusetts in North Attleboro. While there were plans to open eight to ten restaurants in 2020, the Company now anticipates opening one additional restaurant later this year and has either canceled or delayed its remaining new restaurant openings for fiscal 2020. “The current environment has not changed our view of the long-term growth potential for BJ’s. While we manage through these challenging times with all other restaurant concepts, we are as optimistic as ever that BJ’s will continue to grow and expand our market share. Once we have resumed normal operations, as conditions permit, we expect to resume our restaurant opening objectives as we continue our national expansion to at least 425 BJ’s restaurants,” concluded Trojan.

Investor Conference Call and Webcast
BJ’s Restaurants, Inc. will conduct a conference call on its first quarter 2020 earnings release on Thursday, May 7, 2020, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Senior management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com, and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

About BJ’s Restaurants, Inc.
BJ’s Restaurants, Inc. (“BJ’s”) is a national brand with brewhouse roots and a menu where craft matters. BJ’s broad menu with over 140 offerings has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. BJ’s has been a pioneer in the craft brewing world since 1996, and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in five states and by independent third-party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates 209 casual dining restaurants in 29 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia and Washington. All restaurants offer dine-in, take-out, delivery and large party catering. Due to the COVID-19 crisis, dine-in service is currently not available in a majority of our restaurants, menu offerings and hours are limited, and four restaurants have temporarily been closed. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward-Looking Statements Disclaimer
Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, on and off-premise sales trends, the timing of the re-opening of our restaurants for on premise dining, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of the COVID-19 pandemic on our restaurant sales and operations, customer traffic, our supply chain and the ability of our suppliers to continue to timely deliver food and other supplies necessary for the operation of our restaurants, the ability to manage costs and reduce expenditures and the availability of additional financing, (ii) our ability to manage new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) increases in minimum wage and other employment related costs, including compliance with the Patient Protection and Affordable Care Act and minimum salary requirements for exempt team members, (vi) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vii) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other reasons, whether or not accurate, (viii) factors that impact California, Texas and Florida, where a substantial number of  our restaurants are located, (ix) restaurant and brewery industry competition, (x) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and distributors, and related hazards, (xi) consumer spending trends in general for casual dining occasions, (xii) potential uninsured losses and liabilities due to limitations on insurance coverage, (xiii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy requirements, (xiv) trademark and service-mark risks, (xv) government regulations and licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) legal proceedings, (xx) other general economic and regulatory conditions and requirements, (xxi) the success of our key sales-building and related operational initiatives, (xxii) any failure of our information technology or security breaches with respect to our electronic systems and data, and (xxiii) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.

BJ’s Restaurants, Inc.
Consolidated Statements of Income
(Dollars in thousands except for per share data)

	First Quarter Ended
	March 31, 2020 (unaudited)		April 2, 2019 (unaudited)
Revenues	$254,595	100.0%	$290,554	100.0%
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	63,806	25.1	73,326	25.2
Labor and benefits	103,829	40.8	105,221	36.2
Occupancy and operating	61,264	24.1	61,591	21.2
General and administrative	11,608	4.6	16,896	5.8
Depreciation and amortization	18,345	7.2	17,642	6.1
Restaurant opening	543	0.2	448	0.2
Loss on disposal and impairment of assets	2,905	1.1	1,645	0.6
Total costs and expenses	262,300	103.0	276,769	95.3
(Loss) income from operations	(7,705)	(3.0)	13,785	4.7

Other (expense) income:
Interest expense, net	(1,471)	(0.6)	(1,070)	(0.4)
Other (expense) income, net	(1,705)	(0.7)	1,097	0.4
Total other (expense) income	(3,176)	(1.2)	27	-
(Loss) income before income taxes	(10,881)	(4.3)	13,812	4.8

Income tax (benefit) expense	(6,614)	(2.6)	948	0.3

Net (loss) income	$(4,267)	(1.7)%	$12,864	4.4%

Net (loss) income per share:
Basic	$(0.22)		$0.61
Diluted	$(0.22)		$0.60

Weighted average number of shares outstanding:
Basic	19,101		21,056
Diluted	19,101		21,448

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)
	March 31, 2020 (unaudited)	December 31, 2019
Cash and cash equivalents	$80,309	$22,394
Total assets	$1,113,031	$1,072,084
Total debt	$231,800	$143,000
Shareholders’ equity	$271,904	$290,287

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	First Quarter Ended
	March 31, 2020		April 2, 2019
Stock-based compensation (1)
Labor and benefits	$629	0.2%	$458	0.2%
General and administrative	914	0.4	1,626	0.6
Total stock-based compensation	$1,543	0.6%	$2,084	0.7%

Operating Data
Comparable restaurant sales % change	(15.5)%		2.0%
Restaurants opened during period	1		1
Restaurants open at period-end	209		203
Restaurant operating weeks	2,710		2,626

(1)     Percentages represent percent of total revenues.

Note Regarding Non-GAAP Financial Measures
The Company is reporting below certain non-GAAP financial results and related reconciliations to the corresponding GAAP financial measures. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. These measures should only be used to evaluate the Company's results of operations in conjunction with corresponding GAAP measures.

Restaurant Level Operating Margin
Restaurant level operating margin, a non-GAAP financial measure, is equal to the revenues generated by our restaurants less their direct operating costs which consist of cost of sales, labor and benefits, and occupancy and operating costs. This performance measure includes only the costs that restaurant level managers can directly control and excludes other operating costs that are essential to conduct the Company’s business, as detailed in the table below. Management uses restaurant level operating margin as a supplemental measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate restaurant level operating margin differently than we do, restaurant level operating margin as presented herein may not be comparable to similarly titled measures reported by other companies.

A reconciliation of income from operations to restaurant level operating margin for the first quarter ended March 31, 2020 and April 2, 2019 is set forth below:

Supplemental Financial Information – Restaurant Level Operating Margin
(Unaudited, dollars in thousands)

	First Quarter Ended
	March 31, 2020		April 2, 2019
(Loss) income from operations	$(7,705)	(3.0)%	$13,785	4.7%
General and administrative	11,608	4.6	16,896	5.8
Depreciation and amortization	18,345	7.2	17,642	6.1
Restaurant opening	543	0.2	448	0.2
Loss on disposal and impairment of assets	2,905	1.1	1,645	0.6
Restaurant level operating margin	$25,696	10.1%	$50,416	17.4%

Percentages above represent percent of total revenues and may not reconcile due to rounding.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

Adjusted EBITDA is a non-GAAP financial measure that represents the sum of net income, interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, other expense (income), and loss on disposal and impairment of assets detailed within the reconciliation below. Management uses Adjusted EBITDA as a supplemental measure of our performance. Management believes these measures are useful to investors in that they highlight cash flow and trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate these measures differently than we do, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

Supplemental Financial Information – Net Income to Adjusted EBITDA
(Unaudited, dollars in thousands)

	First Quarter Ended
	March 31, 2020		April 2, 2019
Net (loss) income	$(4,267)	(1.7)%	$12,864	4.4%
Interest expense, net	1,471	0.6	1,070	0.4
Income tax (benefit) expense	(6,614)	(2.6)	948	0.3
Depreciation and amortization	18,345	7.2	17,642	6.1
Stock-based compensation expense	1,543	0.6	2,084	0.7
Other expense (income), net	1,705	0.7	(1,097)	(0.4)
Loss on disposal and impairment of assets	2,905	1.1	1,645	0.6
Adjusted EBITDA	$15,088	5.9%	$35,156	12.1%

Percentages above represent percent of total revenues and may not reconcile due to rounding.